FILED PURSUANT TO

RULE 424(B)(3)

REGISTRATION STATEMENT NO. 333-63480

Prospectus

$487,500,000

Constellation Brands, Inc.

Debt Securities, Preferred Stock and Class A Common Stock

We may sell from time to time for proceeds of up to $487,500,000:

•	our debt securities;

•	shares of our preferred stock, which may be represented by depositary shares;

•	shares of our Class A common stock; or

•	any combination of the foregoing.

The debt securities may be guaranteed by our subsidiaries identified in this prospectus.

We will provide specific terms of the securities which we may offer in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Securities may be sold for U.S. dollars, foreign currency or currency units.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “STZ.”

See “Risk Factors” beginning on page 1 for a discussion of certain factors that you should consider before purchasing any securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2003.

About This Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $487,500,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”, below.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC’s public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services, at the website maintained by the SEC at “http://www.sec.gov”, and at our own website at “http://www.cbrands.com”. You should be aware that other information contained on our website is not part of this document.

As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all the information set forth in the registration statement. For further information you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on SEC’s website.

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The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K for the fiscal year ended February 28, 2003;

•	Current Reports on Form 8-K filed on April 9, 2003 (reporting under Item 2 with respect to the Hardy acquisition) and Form 8-K/A filed June 9, 2003; and

•	The description of our Class A common stock, par value $.01 per share, and Class B common stock, par value $.01 per share, contained in Item 1 of our registration statement on Form 8-A filed on October 4, 1999.

You may request a copy of these filings, at no cost, by writing or telephoning us at: Constellation Brands, Inc., Attention: David S. Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number 585-218-3600.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Information Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those set forth in, or implied by, our forward-looking statements. All statements other than statements of historical facts included in this prospectus regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. When used in this prospectus, the words “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations, or “cautionary statements,” are disclosed under “Risk Factors” and elsewhere in this prospectus. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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Constellation Brands, Inc.

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in North America, Europe and Australia with a broad portfolio of brands across the wine, imported beer and distilled spirits categories. We have the largest wine business in the world and are the largest multi-category supplier of beverage alcohol brands in the United States. In the United Kingdom, we are the largest marketer of wine, the second largest producer and marketer of cider and a leading independent drinks wholesaler. We are the leading producer of wine in Australia and the second largest producer of wine in New Zealand. Our strong market positions increase our purchasing power and make us a supplier of choice to our customers.

With our broad product portfolio, we believe we are distinctly positioned to satisfy an array of consumer preferences across all beverage alcohol categories and price points. Many of our products are recognized leaders in their respective categories. Leading brands in our portfolio include Corona Extra, Modelo Especial, Pacifico, St. Pauli Girl, Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Houghton, Leasingham, Almaden, Inglenook, Arbor Mist, Vendange, Alice White, Stowells of Chelsea, Black Velvet, Fleischmann’s, Schenley, Ten High and Blackthorn.

Constellation is a Delaware corporation incorporated on December 4, 1972, as the successor to a business founded in 1945. Since our founding in 1945 as a producer and marketer of wine products, we have grown through a combination of internal growth and acquisitions. Our internal growth has been driven by leveraging our existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry.

The Guarantors

The guarantors of the debt securities are the following companies, each of which is a direct or indirect subsidiary of Constellation Brands, Inc.: Allberry, Inc., Barton Beers, Ltd., Barton Beers of Wisconsin, Ltd., Barton Brands of California, Inc., Barton Brands of Georgia, Inc., Barton Brands, Ltd., Barton Canada, Ltd., Barton Distillers Import Corp., Barton Financial Corporation, Barton Incorporated, Batavia Wine Cellars, Inc., Canandaigua B.V., Constellation International Holdings Limited, Canandaigua Limited, Canandaigua Wine Company, Inc., Cloud Peak Corporation, Franciscan Vineyards, Inc., M.J. Lewis Corp., Monarch Import Company, Mt. Veeder Corporation, and Roberts Trading Corp.

If so provided in a prospectus supplement, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations.

Risk Factors

Before you buy any securities offered by this prospectus or a prospectus supplement, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus, any prospectus supplement and the documents that are incorporated by reference before you decide to acquire any securities.

Our indebtedness could have a material adverse effect on our financial health.

We have incurred substantial indebtedness to finance our acquisitions and we may incur substantial additional indebtedness in the future to finance further acquisitions or for other purposes. Our ability to satisfy our debt obligations outstanding from time to time will depend upon our future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond our control. Therefore, there can be no assurance that our cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements.

Our current and future debt service obligations and covenants could have important consequences to you if you purchase the securities offered by this prospectus. These consequences may include the following:

•	our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

•	a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations;

•	our ability to conduct our business could be limited by restrictive covenants; and

•	we may be more vulnerable to adverse economic conditions than our less leveraged competitors and, thus, may be limited in our ability to withstand competitive pressures.

The restrictive covenants and provisions in our senior credit facility, our bridge loan agreement and the indentures under which our debt securities are issued include, among others, those restricting additional liens, additional borrowing, the sale of assets, changes of control, the payment of dividends, transactions with affiliates, the making of investments and certain other fundamental changes. Our senior credit facility and our bridge loan agreement also contains restrictions on acquisitions and certain financial ratio tests including a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. These restrictions could limit our ability to conduct business. A failure to comply with the obligations contained in our senior credit facility, our bridge loan agreement, our existing indentures or other loan agreements or indentures entered into in the future could result in an event of default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

Our acquisition and joint venture strategies may not be successful.

We have made a number of acquisitions, including the recent acquisitions of BRL Hardy Limited, now known as Hardy Wine Company Limited, or Hardy, Ravenswood Winery, Inc., wine brands and other assets from Sebastiani Vineyards, Inc. and Tuolomne River Vinters group, and wine brands and other assets from Corus Brands, Inc., and anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. Acquired businesses will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate the business or product offerings of acquired companies into our business or product offerings. We have also entered into joint ventures and may enter into additional joint ventures.

Acquisitions are also accompanied by risks such as potential exposure to unknown liabilities of acquired companies, the possible loss of key employees and customers of the acquired business. Acquisitions are subject to risks associated with the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business and the diversion of management time and attention.

We share control of existing joint ventures and may not have majority interest or control of future joint ventures, and, therefore, there is the risk that our joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with our interests or goals or those of the joint venture. There is also risk that our joint venture partners may be unable to meet their economic or other obligations and that we may be required to fulfill those obligations alone.

Failure by us or an entity in which we have a joint venture interest to adequately manage the risks associated with any acquisitions or joint ventures could have a material adverse effect on our financial condition or results of operations. There can be no assurance that any of our acquisitions or joint ventures will be profitable.

Competition could have a material adverse effect on our business.

We are in a highly competitive industry and the dollar amount, and unit volume, of our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of our wholesale customers, retailers or consumers to purchase competitive products instead of our products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality or pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to maintain our competitive position or for other reasons.

An increase in excise taxes and government regulations could have a material adverse effect on our business.

In the United States, the United Kingdom, Australia and other countries in which we operate, we are subject to excise and other taxes on beverage alcohol products in varying amounts which have been subject to change. In addition, the beverage alcohol products industry is subject to extensive regulation by federal, state, local and foreign governmental agencies concerning such matters as licensing, trade and pricing practices, required labeling and advertising. Significant increases in excise taxes on beverage alcohol products could materially and adversely affect our financial condition or results of operations. New or revised regulations or increased licensing fees, requirements or taxes could have a material adverse effect on our financial condition or results of operations.

We rely on the performance of wholesale distributors, major retailers and chains for the success of our business.

In the United States, we sell our products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. In the United Kingdom and Australia we sell our products principally to wholesalers and directly to major retailers and chains. The replacement or poor performance of our major wholesalers, retailers or chains or our inability to collect accounts receivable from our major wholesalers, retailers or chains could materially and adversely affect our results of operations and financial condition. Distribution channels for beverage alcohol products have been consolidating in recent years. In addition, wholesalers and retailers of our products offer products which compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that wholesalers or retailers may give higher priority to products of our competitors. In the future, our wholesalers and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support.

Our business could be adversely affected by a decline in the consumption of products we sell.

Although since 1995 there have been modest increases in consumption of beverage alcohol products in most of our product categories, there have been periods in the past in which there were substantial declines in the overall per capita consumption of beverage alcohol products in the United States and other markets in which we participate. A limited or general decline in consumption in one or more of our product categories could occur in the future due to a variety of factors, including:

•	a general decline in economic conditions;

•	increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

•	a trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and water products;

•	the increased activity of anti-alcohol consumer groups; and

•	increased federal, state or foreign excise taxes.

We generally purchase raw materials under short-term supply contracts, and we are subject to substantial price fluctuations for grapes and grape-related materials and we have a limited group of suppliers of glass bottles.

Our business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, alcohol and packaging materials from third-party suppliers. We could experience raw material supply, production or shipment difficulties that could adversely affect our ability to supply goods to our customers. We are also directly affected by increases in the costs of raw materials. In the past, we have experienced dramatic increases in the cost of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, we could experience shortages. One of our largest components of cost of goods sold is that of glass bottles, which, in the United States and Australia, have only a small number of producers. Currently, substantially all of our glass container requirements for our United States operations are supplied by one producer and substantially all of our glass container requirements for our Australian operations are supplied by another producer. The inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our business.

Our global operations subject us to currency rate fluctuations and geopolitical uncertainty which could have a material adverse effect on our business.

We have operations throughout the world and, therefore, we and our shareholders are subject to risks associated with currency fluctuations. Subsequent to the Hardy Acquisition, our exposure to foreign currency risk has increased significantly as a result of having additional international subsidiaries in Australia, New Zealand and France. We could experience changes in our ability to obtain or hedge against fluctuations in exchange rates. We could also be affected by nationalizations or unstable governments or legal systems or intergovernmental disputes. These currency, economic and political uncertainties may have a material adverse effect on our results of operation, especially to the extent these matters, or the decisions, policies or economic strength of our suppliers, affect our global operations.

We have a material amount of goodwill, and if we are required to write down goodwill, it would reduce our net income, which in turn could materially and adversely affect our results of operations.

We have a material amount of goodwill, which is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair value of the net assets acquired. On March 1, 2002, we adopted the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142 goodwill is no longer amortized, but instead is subject to a periodic impairment evaluation based on the fair value of the reporting unit. Reductions in our net income caused by the write-down of goodwill could materially and adversely affect our results of operations.

The termination or non-renewal of our imported beer distribution agreements could have a material adverse effect on our business.

All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products and are subject to renewal from time to time. Our agreement to distribute Corona Extra and our other Mexican beer brands in 25 primarily western United States states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of certain personnel and other terms of the agreement, will be automatically renewed for additional terms of five years. Changes in control of Constellation Brands, Inc. or its subsidiaries involved in importing the Mexican beer brands, or changes in the chief executive officer of such subsidiaries, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier’s consent to such changes may not be unreasonably withheld. Prior to their expiration, all of our imported beer agreements may be terminated if we fail to meet certain performance criteria. We believe that we are currently in compliance with all of our material imported beer distribution agreements. From time to time we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. It is possible that our beer distribution agreements may not be renewed or may be terminated prior to expiration.

Our financial statements for the two fiscal years ended February 28, 2002 were audited by Arthur Andersen LLP.

Our consolidated financial statements for the two fiscal years ended February 28, 2002 were audited by Arthur Andersen LLP.

On August 31, 2002, Arthur Andersen LLP ceased to practice before the SEC. Therefore, Arthur Andersen did not participate in the preparation of our Annual Report on Form 10-K for the fiscal year ended February 28, 2003 that is incorporated by reference into this

Prospectus (the “2003 Form 10-K”), did not reissue its audit report with respect to the financial statements included in the Form 10-K, and did not consent to the inclusion of a copy of its previously issued audit report in the 2003 Form 10-K or the incorporation by reference of such report into this Prospectus. As a result, holders of our securities may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the financial statements to which its audit report relates. In addition, even if such holders were able to assert such a claim, because it has ceased operations, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by holders of our securities that might arise under federal securities laws or otherwise with respect to the audit report of Arthur Andersen LLP.

Use of Proceeds

Except as we may otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for working capital and general corporate purposes. Pending the application of the proceeds, we will invest the proceeds in certificates of deposit, U.S. government securities or other interest bearing securities.

Dividend Policy

Our policy is to retain all of our earnings to finance the development and expansion of our business. In addition, the indentures for our outstanding senior notes and our outstanding senior subordinated notes, and our existing senior credit facility, restrict the payment of dividends. Any supplemental indentures for the debt securities offered by this prospectus may also restrict or prohibit the payment of dividends.

Ratio of Earnings to Fixed Charges

The following table sets forth our historical ratio of earnings to fixed charges. For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represent income before provision for income taxes plus fixed charges. “Fixed charges” consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense that management believes is representative of the interest component of lease expense. Because we did not have any preferred stock outstanding during the periods indicated below, our ratio of earnings to combined fixed charges and preference dividends for each period is the same as the ratio of earnings to fixed charges.

	For the Fiscal Year Ended February 28,			For the Fiscal Year Ended February 29,	For the Fiscal Year Ended February 28,
	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	4.0x	2.9x	2.4x	2.1x	3.2x

Description of Debt Securities

We may offer debt securities under this prospectus, any of which may be issued as convertible or exchangeable debt securities. The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the indenture under which the debt securities will be issued are summaries only and therefore are not complete. You should read the indenture and the prospectus supplement regarding any particular issuance of debt securities.

The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement. If so provided in a prospectus supplement, the debt securities will have the benefit of the guarantees from the guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the guarantees.

Our ability to service our indebtedness, including the debt securities, is dependent primarily upon the receipt of funds from our subsidiaries. The payment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of any such subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of our subsidiaries’ creditors. Even in the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to our claim.

The debt securities will be issued under an indenture that we have entered into with the guarantors and the trustee. The indenture is subject to, and is governed by, the Trust Indenture Act of 1939.

Except to the extent set forth in a prospectus supplement, the indenture does not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

The following is a summary of certain provisions of the debt securities that may be issued under the indenture dated February 25, 1999, and is not complete. Debt securities may also be issued under the indenture dated February 21, 2001, as amended, on the same terms as certain debt securities currently outstanding. A description of such debt securities shall be contained in a prospectus supplement. You should carefully read the provisions of particular debt securities we may issue and the indenture under which the debt securities are issued, including the definitions in those documents of certain terms and of those terms made a part of those documents by the Trust Indenture Act.

General

The indenture does not limit the aggregate principal amount of debt securities which may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount that we may authorize from time to time. Our board of directors will establish the terms of each series of debt securities and such terms will be set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in the prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

Unless otherwise provided in the prospectus supplement, debt securities may be presented for registration of transfer and exchange and for payment or, if applicable, for conversion or exchange at the office of the trustee.

At our option, the payment of interest may also be made by check mailed to the address of the person entitled to such payment as it appears in the debt security register.

The applicable prospectus supplement will describe the following terms of any debt securities in respect of which this prospectus is being delivered (to the extent applicable to the debt securities):

(1)	the title of the debt securities of the series, and whether the debt securities are senior debt securities or subordinated debt securities;

(2)	the total principal amount of the debt securities of the series and any limit on the total principal amount;

(3)	the price (expressed as a percentage of the principal amount of the debt securities) at which we will issue the debt securities of the series;

(4)	the terms, if any, by which holders may convert or exchange the debt securities of the series into or for common stock or other of our securities or property;

(5)	if the debt securities of the series are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

(6)	the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities of the series and the amount of principal we will be obligated to pay;

(7)	the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

(8)	the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities of the series, the dates on which we will be obligated to pay any such interest, the regular record dates if any, for the interest payments, or the method by which the dates shall be determined, the persons to whom we will be obligated to pay interest, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

(9)	the place or places where the principal of, and any premium, interest or other amounts payable (if any) on, the debt securities of the series will be payable, where the holders of the debt securities may surrender debt securities for conversion, transfer or exchange, and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

(10)	any provisions relating to the issuance of the debt securities at an original issue discount;

(11)	the period or periods during which, the price or prices (including any premium or make-whole amount) at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities of the series, at our option, if we have such an option;

(12)	any obligation of ours to redeem, repay or purchase debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities, and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities of the series pursuant to that obligation;

(13)	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities shall be issuable;

(14)	if the principal amount payable on any maturity date will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount;

(15)	any events of default in lieu of or in addition to those described in this prospectus and remedies relating to such events of default;

(16)	if other than the trustee, the identity of each security registrar or paying agent for debt securities of the series;

(17)	the currency or currencies in which we will sell the debt securities and in which the debt securities of the series will be denominated and payable;

(18)	whether the amount of payment of principal of, and any premium, make-whole amount, or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

(19)	whether the principal of, and any premium, make-whole amount, interest or additional payments on, the debt securities of the series are to be payable, at our election or at the election of the holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

(20)	any applicable U.S. federal income tax consequences, including whether and under what circumstances we will pay any additional amounts as contemplated in the applicable indenture on the debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay additional amounts, whether we will have the option, and on what terms to redeem the debt securities instead of paying the additional amounts;

(21)	if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the debt securities in definitive form (whether upon original issue or upon exchange of a temporary debt security), the form and terms of such certificates, documents or conditions;

(22)	any other covenant or warranty included for the benefit of the debt securities of the series;

(23)	whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such a global security and the circumstances under which any global security may be exchanged for debt securities registered in the name of, and under which any transfer of such global security may be registered in the name of, any person other than the depositary;

(24)	whether the debt securities are defeasible;

(25)	whether and the extent that the debt securities shall be guaranteed by the guarantors and the form of any such guarantee;

(26)	any proposed listing of the debt securities of the series on any securities exchange; and

(27)	any other specific terms of the debt securities.

Unless otherwise indicated in the prospectus supplement relating to the debt securities, principal of and any premium or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the trustee at its principal executive offices. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or interest required to be made on an interest payment date, redemption date or at maturity which is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

Unless otherwise indicated in the prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Debt securities may be issued under the indenture as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under U.S. Treasury Regulations it is possible that the debt securities that are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to such securities. “Original Issue Discount Security” means any debt security that does not provide for the payment of interest prior to maturity or which is issued at a price lower than its principal amount and which provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

Global Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Guarantees

In order to enable us to obtain more favorable interest rates and terms of payment of principal of, premiums (if any), and interest on the debt securities, the debt securities may (if so specified in the prospectus supplement) be guaranteed, jointly and severally by all of the guarantors pursuant to guarantees. Guarantees will not be applicable to or guarantee our obligations with respect to the conversion of the debt securities into shares of our other securities. Each guarantee will be an unsecured obligation of each guarantor issuing such guarantee. The ranking of a guarantee and the terms of the subordination, if any, will be set forth in the prospectus supplement.

The indenture provides that, in the event any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the guarantor under such guarantee will be reduced to the maximum amount (after giving effect to all other contingent and other liabilities of such guarantor) permissible under the applicable fraudulent conveyance or similar law.

Modification of the Indenture

We and the trustee may modify the indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indenture discharged and under which the indenture obligations will be deemed to be satisfied.

Defaults and Notice

The debt securities will contain events of default to be specified in the applicable prospectus supplement, including, without limitation:

•	failure to pay the principal of, or premium, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

•	failure to make a payment of any interest on any debt security of such series when due;

•	our, or any guarantor’s, failure to perform or observe any other covenants or agreements in the indenture or in the debt securities of such series;

•	certain events of bankruptcy, insolvency or reorganization of us or any guarantor;

•	any guarantee in respect of such series of debt securities shall for any reason cease to be, or be asserted in writing by any guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms; and

•	certain cross defaults.

If an event of default with respect to debt securities of any series shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

The indenture provides that the trustee will, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

The indenture contains a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions including, that the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due, to require conversion or exchange of debt securities if the indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

Concerning the Trustee

The prospectus supplement with respect to particular debt securities will describe any relationship that we may have with the trustee for such debt securities.

Reports to Holders of Debt Securities

We intend to furnish to holders of debt securities all quarterly and annual reports that we furnish to holders of our common stock.

Description of Preferred Stock

Our board of directors is authorized to issue in one or more series, without stockholder approval, up to 1,000,000 shares of preferred stock. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, voting powers (full or limited), conversion or exchange rights and other special or relative rights as the board of directors shall from time to time fix by resolution. Thus, without stockholder approval, our board of directors could authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of holders of our common stock. The prospectus supplement relating to a series of preferred stock will set forth the dividend, voting, conversion, exchange, repurchase and redemption rights, if applicable, the liquidation preference, and other specific terms of such series of the preferred stock. We currently have no shares of preferred stock outstanding.

The applicable prospectus supplement will describe the specific terms of any preferred stock being offered. The following terms may be included:

•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies (including composite currencies) in which such preferred stock is denominated and in which payments will or may be payable;

•	the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

•	whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which it is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

As described under “Description of Depositary Shares” below we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the preferred stock) in a share of the particular series of the preferred stock issued and deposited with a depositary.

All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

Description of Depositary Shares

The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts is not complete. You should carefully review the prospectus supplement and the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock.

General

We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter with a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000. This bank or trust company will be considered the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock underlying such depositary share, to all the rights and preferences of the preferred stock underlying such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock underlying the depositary shares.

If required by law or applicable securities exchange rules, engraved depositary receipts will be prepared. Pending their preparation, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts. Definitive depositary receipts will thereafter be prepared without unreasonable delay.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled to such property, as nearly as practicable, in proportion to the number of depositary shares owned by the holder. However, if the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to the holders.

The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock shall be made available to holders of depositary shares.

Conversion and Exchange

If the prospectus supplement relating to the depositary shares says that the deposited preferred stock is convertible into or exchangeable for either class of our common stock or shares of another series of our preferred stock, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions directing the conversion or exchange of the preferred stock represented by the depositary shares into or for whole shares of the applicable class of our common stock or shares of another series of our preferred stock. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for conversion or exchange of the deposited preferred stock. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds we deposit with the depositary for any depositary shares which the holders fail to redeem will be returned to us after a period of two years from the date we deposit such funds.

Voting

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder’s depositary shares. The depositary will endeavor, as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

We, or at our option, the depositary, will forward to the holders of depositary shares all of our reports and communications which we are required to furnish to the holders of preferred stock.

Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. We may terminate the deposit agreement or it may be terminated by the depositary if a period of 90 days expires after the depositary has delivered written notice to us of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the subject matter of the deposit agreement.

Description of Class A Common Stock

If we offer shares of Class A common stock, the prospectus supplement will set forth the number of shares offered, the public offering price, information regarding our dividend history and Class A common stock prices as reflected on the New York Stock Exchange, including a recent reported last sale price of the Class A common stock.

Our authorized common stock consists of 305,000,000 shares, of which 275,000,000 shares are Class A common stock, par value $.01 per share, and 30,000,000 shares are Class B common stock, par value $.01 per share. At May 31, 2003, we had 85,428,198 shares of Class A common stock outstanding and held of record by 983 stockholders, and 12,070,770 shares of Class B common stock outstanding and held of record by 243 stockholders. In addition, at May 31, 2003, options to purchase an aggregate of 13,179,944 shares of Class A common stock were outstanding.

All shares of Class A common stock and Class B common stock currently outstanding are, and the shares of Class A common stock offered hereby will be, validly issued and fully paid and non-assessable, not subject to redemption (except as described below) and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

The following descriptions of our Class A common stock and certain provisions of our Restated Certificate of Incorporation and Amended and Restated By-Laws are summaries and are not complete. You should carefully review the provisions of our certificate of incorporation and by-laws and appropriate provisions of the Delaware General Corporation Law.

General

The rights of holders of Class A common stock and Class B common stock are identical except for voting, dividends and conversion rights.

Voting

Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 10 votes per share. Holders of Class A common stock, voting as a class, are entitled to elect at least one fourth of the members of our board of directors to be elected at a meeting of stockholders, and holders of Class B common stock, voting as a class, are entitled to elect the remaining directors. If the number of outstanding shares of Class B common stock is less than 12% of the aggregate number of outstanding shares of Class A common stock and Class B common stock, the holders of Class A common stock will become entitled to elect at least one fourth of the directors voting as a class and to elect the remaining directors voting together as a single class with holders of Class B common stock, provided that the holders of Class A common stock shall have one vote per share and the holders of Class B common stock shall have 10 votes per share.

On all other matters submitted to a vote of the stockholders, the holders of Class A common stock and Class B common stock vote together as a single class, except where a separate class vote is required under Delaware law.

Dividends

If we pay a cash dividend on Class B common stock, each share of Class A common stock will receive an amount at least 10% greater than the amount of the cash dividend per share paid on Class B common stock. In addition, our board of directors may declare and pay a dividend on Class A common stock without paying any dividend on Class B common stock. The indentures for our outstanding senior notes and our outstanding senior subordinated notes, and our existing senior credit facility, restrict the payment of dividends. In addition, any supplemental indentures for the debt securities may restrict or prohibit the payment of dividends.

Conversion

Each share of Class B common stock is convertible into one fully paid and non-assessable share of Class A common stock at the option of the holder at any time. The shares of Class A common stock are not convertible into or exchangeable for shares of Class B common stock or any of our other securities.

Other Provisions

Holders of Class A common stock and Class B common stock are entitled to share pro rata in the distribution of our assets available for such purpose in the event of our liquidation, dissolution or winding up, after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of preferred stock, if any. Holders of Class A common stock and Class B common stock have no preemptive rights to subscribe for any additional securities of any class which we may issue, and there are no redemption provisions or sinking fund provisions applicable to any such classes, nor is the Class A common stock and Class B common stock subject to calls or assessments.

Certain Statutory Provisions

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that such person became an interested stockholder, unless

•	prior to the time of the business combination, the transaction is approved by the board of directors of the corporation;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

•	at or subsequent to such time the business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, assets sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock.

Plan of Distribution

We may sell securities on a negotiated or competitive bid basis to or through one or more underwriters or dealers. We may also sell securities directly to institutional investors or other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of securities, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will be set forth in the prospectus supplement.

We may effect distribution of securities from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Unless otherwise indicated in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We or our agents may solicit offers to purchase securities from time to time. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the related prospectus supplement.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

The underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market. No assurance can be given as to the liquidity of the trading market for any such securities.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

Legal Opinions

The validity of the securities offered by this prospectus will be passed upon by McDermott, Will & Emery.

Experts

The audited consolidated financial statements of Constellation Brands, Inc. as of and for the fiscal year ended February 28, 2003 incorporated by reference in this prospectus have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, and are incorporated by reference herein upon the authority of said firm as experts in accounting and auditing. The audit report on the February 28, 2003 consolidated financial statements refers to KPMG LLP’s audit of the disclosures added and reclassifications and adjustments that were applied to restate the February 28, 2002 and 2001 consolidated financial statements. However, KPMG LLP was not engaged to audit, review or apply any procedures to the February 28, 2002 and 2001 consolidated financial statements other than with respect to such disclosures, reclassifications and adjustments.

The audited consolidated financial statements of Constellation Brands, Inc. as of February 28, 2002 and for the fiscal years ended February 28, 2002 and 2001 incorporated by reference in this prospectus and elsewhere in the related registration statement to the extent indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen LLP has not reissued its audit report with respect to our audited consolidated financial statements prepared by it and incorporated by reference in this prospectus. In addition, Arthur Andersen LLP has not consented to the inclusion of its audit report in our Annual Report on Form 10-K for the fiscal year ended February 28, 2003 and incorporated by reference herein. As a result, you will probably not have an effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission with respect to our consolidated financial statements that were audited by Arthur Andersen LLP. Even if you were able to assert such a claim successfully, as a result of its conviction and other lawsuits and claims, Arthur Andersen LLP may not have sufficient assets to satisfy claims made by us or by our investors that might arise under federal securities laws or otherwise relating to any alleged material misstatement or omission with respect to our audited consolidated financial statements audited by Arthur Andersen LLP.

The audited consolidated financial statements of BRL Hardy Limited as of and for the years ended December 31, 2002 and 2001 incorporated in this Prospectus by reference to the Constellation Brands, Inc. Current Report on Form 8-K/A filed on June 9, 2003 has been so incorporated in reliance on the report of PricewaterhouseCoopers, chartered accountants, given on the authority of said firm as experts in auditing and accounting.

$487,500,000

Constellation Brands, Inc.

Securities

Prospectus

July 14, 2003